                                                                   Exhibit 10(h)

                                AMENDMENT TO THE

                        1997 TRW LONG-TERM INCENTIVE PLAN


The 1997 TRW Long-Term Incentive Plan is hereby amended, effective December 9, 1998, by adopting the Rules of the TRW Stock Option Plan for French Employees set forth below as a sub-plan to the 1997 TRW Long-Term Incentive Plan:

RULES OF THE TRW STOCK OPTION PLAN FOR FRENCH EMPLOYEES


1.        INTRODUCTION

         The shareholders of TRW Inc. (the "Company") have established the 1997 Long-Term Incentive Plan (the "Plan") for the benefit of certain employees of the Company and its subsidiaries, including its subsidiaries organized under the laws of France of which the Company holds directly or indirectly at least 10% of the capital stock (the "Subsidiaries"). Section 3 of the Plan specifically authorizes the Committee to establish such rules for the proper administration of the Plan, as the Committee deems advisable. The Committee has determined that it is advisable to, and it intends to, establish a sub-plan for the purposes of permitting Options granted under the Plan to employees of the Subsidiaries residing in France to qualify for favorable local tax and social treatment in France applicable to Options granted under the Law 70-1322 of December 31, 1970, as subsequently amended. The terms of the Plan, as adopted on April 30, 1997, and the Stock Option Agreement pursuant to which Options are granted to Participants, each of which is incorporated by reference herein, shall, together with the following rules, constitute the TRW Stock Option Plan for employees of the Subsidiaries residing in France (the "French Plan").

2.        DEFINITIONS

         Terms used in the French Plan shall have the same meanings as set forth in the Plan. The term "Option" shall include both:

         a. purchase options, or rights to acquire Shares repurchased by the Company prior to the grant of said options; and

         b. subscription options, or rights to subscribe newly issued Shares.

3.       ENTITLEMENT TO PARTICIPATE

         Any individual who is an employee of a Subsidiary shall be eligible to receive Options under the French Plan, provided that he or she also satisfies the eligibility requirements of the Plan. Options may not be issued under the French Plan to employees or executives owning more than ten percent of the Company's capital shares at the time the Option is granted or to individuals other than employees and corporate executives of the Subsidiary.

4.       GRANT OF OPTIONS UNDER THE FRENCH PLAN

         Subscription options may be granted pursuant to the French Plan for the lesser of (a) five years from the date the French Plan is adopted by the Committee and (b) so long as shares remain available for the grant of Options under the Plan.

5.       TRANSFERABILITY

         Options granted pursuant to the French Plan are not transferable other than by will or the laws of descent and distribution and shall be exercised during the Participant's lifetime only by the Participant or his or her guardian or legal representative.

6.       OPTION PRICE

         The Committee shall fix the exercise price per Share payable pursuant to Options issued hereunder on the date the Option is granted. In no event shall the exercise price per Share be less than the greater of:

         a. with respect to purchase options over the Shares, the higher of either ninety-five percent of the average quotation price of such Shares on the New York Stock Exchange, Inc. during the twenty days of trading immediately preceding the grant date or ninety-five percent of the average purchase price of the Shares held by the Company to implement the Plan;
         b. with respect to subscription options over the Shares, ninety-five percent of the average quotation price of such Shares on the New York Stock Exchange, Inc. during the twenty days of trading immediately preceding the grant date; and
         c. the Fair Market Value of the Shares covered by the Option on the grant date.

7.       EXERCISE OF AN OPTION

         Upon exercise of an Option, the full exercise price must be paid in the manner permitted by the terms of the Plan or the Stock Option Agreement pursuant to which such Options were granted.

         The Shares acquired upon exercise of an Option will be recorded in an account in the name of the shareholder.

8.       CHANGES IN CAPITALIZATION

         In compliance with French law, the exercise price shall not be modified during the term of the Option. Adjustments to the Option exercise price or number of Shares subject to an Option issued hereunder shall be made to preclude the dilution or enlargement of benefits under such Option only in the case of one of more of the following transactions by the
         Company:

         a.        an increase of corporate capital by cash contribution;
         b.        an issuance of convertible or exchangeable bonds;
         c. an increase of corporate capital giving rise to the allocation of additional Shares;
         d. a capitalization of retained earnings, profits or issuance premiums;
         e. a distribution of retained earnings by payment in cash or by allocation of Shares; and
         f. a reduction of corporate capital by set off against losses completed by the reduction of the number of Shares.

9.       DEATH

         In the event of the death of a Participant in the French Plan at any time during the term of an Option, his or her heirs may exercise any vested but unexercised Options until the expiration of the earlier of
         (a) six months following the Participant's death and (b) ten years following the date of grant of the Option.

10.      INTERPRETATION

         It is intended that Options granted under the French Plan qualify for the favorable tax and social treatment applicable to stock options granted under the Law 70-1322 of December 31, 1970, as subsequently amended, and in accordance with the relevant provisions set forth by French tax law and the French tax administration. The terms of the French Plan shall be interpreted accordingly.

11.      AMENDMENTS

         Subject to the terms of the Plan, the Committee reserves the right to amend or terminate the French Plan at any time; provided, however, that neither the number of Options nor the exercise price shall be modified except in accordance with the provisions of the French Plan.

12.      ADOPTION

         The French Plan was adopted by resolution of the Committee appointed by the Directors of the Company to administer the Plan, at a meeting held on December 9, 1998.